Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF THE

CERTIFICATES OF DESIGNATIONS

OF

PREFERRED STOCK

OF

DPW HOLDINGS, INC.

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

DPW Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: Pursuant to the Company’s Certificate of Incorporation, the Company is authorized to issue 25,000,000 shares of preferred stock, par value $0.001 per share.

SECOND: On September 25, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Digital Power Corporation, a California Corporation (“Digital California”), pursuant to which Digital California was merged with and into the Company (the “Merger”). On December 29, 2017 (the “Effective Time”), the Merger became effective with the filing of the Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware. Pursuant to the Certificate of Merger and Article III of the Merger Agreement, upon the Effective Time, the following series of preferred stock of Digital California were converted into shares of preferred stock of the Company following the below manners:

a)	Each outstanding share of Series B Preferred Stock of Digital California, no par value per share (the “Old Series B Preferred Stock”), of Digital California was converted into one share of Series B Preferred Stock of the Company (the “New Series B Preferred Stock”), which New Series B Preferred Stock was identical in all respects to the Old Series B Preferred Stock, with the exception of the par value of such shares;

b)	Each outstanding share of Series C Preferred Stock of Digital California, no par value per share (the “Old Series C Preferred Stock”), of Digital California was converted into one share of Series C Preferred Stock of the Company (the “New Series C Preferred Stock”), which New Series C Preferred Stock was identical in all respects to the Old Series C Preferred Stock, with the exception of the par value of such shares.

c)	Each outstanding share of Series D Preferred Stock of Digital California, no par value per share (the “Old Series D Preferred Stock”), of Digital California was converted into one share of Series D Preferred Stock of the Company (the “New Series D Preferred Stock”), which New Series D Preferred Stock was identical in all respects to the Old Series D Preferred Stock, with the exception of the par value of such shares.

d)	Each outstanding share Series E Preferred Stock of Digital California, no par value per share (the “Old Series E Preferred Stock”), of Digital California was converted into one share of Series E Preferred Stock of the Company (the “New Series E Preferred Stock”), which New Series E Preferred Stock was identical in all respects to the Old Series E Preferred Stock, with the exception of the par value of such shares.

THIRD: as of November 28, 2018, there were 125,000 shares of the New Series B Preferred Stock outstanding; no shares of the New Series C Preferred Stock outstanding; no shares of the New Series D Preferred Stock outstanding; and no shares of the New Series E Preferred Stock outstanding;

FOURTH: pursuant to a unanimous written consent dated November 28, 2018, the Board of Directors of the Company duly adopted the following resolutions approving the proposed elimination of the Designated Preferred Stock (as defined below) as follows:

RESOLVED, that the Certificates of Designations (the “CODs”) of the shares of the New Series C Preferred Stock, the New Series D Preferred Stock and the New Series E Preferred Stock (collectively the “Designated Preferred Stock”) shall be eliminated as soon as practicable through the filing of a Certificate of Elimination pursuant to Section 151(g) of the DGCL with the office of the Secretary of State of the State of Delaware (the “Certificate”); and be it further

RESOLVED, that the Chief Executive Officer and the Chief Financial Officer (the “Authorized Officers”) be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Company to file the Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designations of the Designated Preferred Stock shall be eliminated from the Company’s Certificate of Incorporation; and be it further

RESOLVED, that the Authorized Officers of the Company be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Company to take all other actions and to execute and deliver such other documents, in addition to those set forth in the foregoing resolutions, as they may deem necessary or advisable in order to effect the purposes of the foregoing resolutions, and that all such actions heretofore so taken be, and they hereby are, in all respects ratified, confirmed and approved; and be it further

RESOLVED, that all acts of the Authorized Officers of the Company, whether heretofore or hereafter taken or done, which are in conformity with the purposes and intent of the foregoing resolutions shall be, and the same hereby are, in all respects ratified, confirmed and approved; and be it further

FIFTH: In accordance with Section 151(g) of the DGCL, the shares that were designated as Designated Preferred Stock hereby are returned to the status of authorized but unissued shares of the preferred stock of the Company, without designation as to series.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer on the 21st day of December, 2018.

DPW HOLDINGS, INC.

By:	/s/ William B. Horne
Name:	William B. Horne
Title:	Chief Financial Officer